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                                                                     EXHIBIT 5.1


                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]



                                            April 4, 1997



Adaptec, Inc.
691 S. Milpitas Blvd.
Milpitas, CA 95035

         Re:  Adaptec, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-1 to be filed by Adaptec, Inc. (the "Company") with the Securities and Exchange Commission on April 4, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,452,188 shares of Common Stock of the Company upon conversion of $230,000,000 aggregate principal amount of 4-3/4% Convertible Subordinate Notes (the "Registrable Notes") of the Company due February 1, 2004 (equal to conversion rate of 19.3573 shares per $1,000 principal amount of Registrable Notes).

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of Shares, and upon the completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with securities laws of various states, where required, the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                 Very truly yours,

                                 /s/ WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation